Exhibit 99.1 Press Release dated May 17, 2004

FOR IMMEDIATE RELEASE

AESP, Inc. Reports Results for First Quarter 2004

Miami, Florida, May 17, 2004- AESP, Inc (NASDAQ: AESP ) today announced its results of operations for the quarter ended March 31, 2004.

Sales for the 2004 first quarter were $8.6 million, compared with sales of $8.1 million for the quarter ended March 31, 2003. The net loss for the 2004 first quarter was ($64,000), compared to a net loss of ($69,000) for the first quarter of 2003. The Company’s basic and diluted loss per common share were $(0.01) for each of the first quarter of 2004 and 2003.

Slav Stein, the Company’s President and CEO, stated: “We are seeing signs of improvement in the telecommunications and datacom industries, which are our primary business sectors. During the first quarter of 2004, we continued to focus on product line expansions, tight expense controls and sales growth. In the product area, we continued the expansion of our Signamax Connectivity Systems product line, introducing media converters and switches that utilize the latest Gigabit Ethernet cabling technology. We also organized Signamax Europe to coordinate our Signamax sales and logistics efforts in Europe, the Middle East and Africa, as we expand our markets in those regions. Overall, we believe that the steps we are taking should allow us to take advantage of sales opportunities and return our company to profitability as conditions in our marketplace improve.”

AESP, Inc. designs, manufactures, markets and distributes network connectivity products under the brand name Signamax Connectivity Systems as well as customized solutions for original equipment manufacturers worldwide. For additional Company information, visit our websites, www.aesp.com and www.Signamax.com.

Safe Harbor Disclosure under the 1995 Securities Litigation Reform Act.

This news release contains forward-looking statements, which involve risks and uncertainties. The Company’s actual future results could differ materially from the results anticipated herein. For information regarding factors that could impact the Company’s future performance, see the Company’s future filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for 2003 and its Quarterly Report on Form 10-Q for the first quarter of 2004.

Signamax is a trademark of AESP, Inc. in the United States and/or other countries.

For further information, please contact:

Slav Stein, President & CEO	AESP, Inc.
Roman Briskin, Executive Vice President	1810 NE 144th Street
John F. Wilkens, Chief Financial Officer	North Miami, Florida 33181 (305) 944-7710